Exhibit 3.2

SILVER SPIKE INVESTMENT CORP.

ARTICLES OF AMENDMENT

Silver Spike Investment Corp., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Article I of the charter of the Corporation is hereby amended to read as follows:

The name of the corporation (the “Corporation”) is: Chicago Atlantic BDC, Inc.

SECOND: These Articles of Amendment were duly approved by a majority of the entire board of directors of the Corporation, and were not required to be submitted to the stockholders of the Corporation, as the amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD:  These Articles of Amendment shall become effective at 12:01 a.m. ET on October 1, 2024.

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IN WITNESS WHEREOF, Silver Spike Investment Corp. has caused the foregoing Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 23rd day of September, 2024, and its Chief Executive Officer acknowledges that these Articles of Amendment are the act of the Corporation, and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

Silver Spike Investment Corp.

Attest:	/s/ Umesh Mahajan	By:	/s/ Scott Gordon
Name: Umesh Mahajan		Name: Scott Gordon
Title: Secretary		Title: Chief Executive Officer